Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of July 6, 2008, by and between Fresenius Kabi Pharmaceuticals Holding, LLC, a Delaware limited liability company (the “Company”), Dr. Patrick Soon-Shiong (“Consultant”) and Fresenius SE, a societas europaea organized under the laws of Germany (“Parent,” and together with the Company and Consultant, the “Parties”), and sets forth the terms and conditions governing the consulting relationship between the Parties:

RECITALS

A. Consultant is a significant shareholder, founder and former executive employee of APP Pharmaceuticals, Inc. (“APP”);

B. Pursuant to the Agreement and Plan of Merger dated as of July 6, 2008 (the “Merger Agreement”), among Parent, the Company, Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, and APP (the transactions contemplated by the Merger Agreement are referred to hereinafter as the “Merger”), the Company will (i) acquire all of the ownership interest of APP, and (ii) carry on the business of APP following the Merger; and

C. Following the Merger, the Company desires Consultant to provide certain services for the Company and Consultant is willing to perform such services as an independent contractor, subject to the terms and conditions set forth below.

AGREEMENT

1. CONSULTING SERVICES. During the Term (as defined below) and at the request of and subject to the direction of the Company, Consultant shall, to the extent reasonably requested by the Company, provide advice to the Company regarding:

a. the expansion of the Company’s generics business;

b. matters of research and development in the field of generic products;

c. the analysis of the Company’s competitors in relevant markets;

d. market developments and trends in the U.S. generics business;

e. production processes and know-how in the generics business;

f. maintaining and developing relationships to group purchasing organizations (GPOs) and distributors; and

g. any other aspect relating to the generics business that is of interest and relevance to the Company.

(collectively, the “ Consulting Services”).

2. TERM AND TERMINATION. The term of Consultant’s consultancy shall commence on the Effective Date (as defined below) and shall continue until the first anniversary of the Effective Date, subject to extension by agreement of the Parties unless terminated earlier by the Company (the “Term”). In the event the Company terminates the consultancy prior to the expiration of the Term, Consultant shall be entitled only to a pro rata portion of the Annual Fee (as defined below) calculated for the period from the last payment through the date of termination.

3. CONSULTING FEES. In exchange for the Consulting Services to be provided under this Agreement, during the Term, the Company agrees to pay Consultant an annual fee of $600,000, payable in arrears annually (the “Annual Fee”). In addition, Consultant shall be entitled to an additional incentive fee (the “Incentive Fee”) of $600,000 for each calendar year during which the consolidated Adjusted EBITDA of the Company and its subsidiaries exceeds by at least 10% the Adjusted EBITDA amount for that year set forth in the three-year business plan previously approved by the board of directors of APP. For any partial calendar year, Consultant shall be entitled to a pro rata portion of the Incentive Fee based on the number of days of the Term elapsed during such calendar year. In the event that an Incentive Fee is payable to Consultant pursuant to this Section 3, then the Company shall pay such amount to Consultant within 90 days of the applicable calendar year end. As used herein, “Adjusted EBITDA” has the meaning set forth in the CVR Indenture (as defined in the Merger Agreement).

4. INDEPENDENT CONTRACTOR STATUS. The Company and Consultant each acknowledge and agree that Consultant shall serve as an independent contractor and not as an employee of the Company. The Company and Consultant hereby covenant with one another to treat the engagement of Consultant as that of an independent contractor, and not an employee, for all purposes.

a. Exercise of Independent Judgment. Consultant is engaged by the Company to exercise his own independent and professional judgment in performing the Consulting Services pursuant to this Agreement. Consultant, in his sole discretion, will determine the manner, means, details and methods used in performing the Consulting Services.

b. No Right to Fringe Benefits. In connection with the Consulting Services, Consultant shall not be entitled to, and shall make no claim to, rights or fringe benefits afforded to the Company’s employees, including health insurance, disability or unemployment insurance, workers’ compensation insurance, pension and retirement, profit-sharing, or any other policy or plan applicable to employees of the Company.

c. Responsibility for Taxes. Consultant is responsible for paying all federal, state, and local income or business taxes, including estimated taxes, self-

employment and any other taxes, fees, additions to tax, interest or penalties which may be assessed, imposed, or incurred as a result of the Annual Fee or Incentive Fee paid by the Company pursuant to this Agreement.

d. Inability to Bind the Company. Consultant shall not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner, except as may be authorized in writing by a duly authorized officer or manager of the Company, and shall not make any contrary representation to any third party.

5. CONFIDENTIALITY. Consultant covenants that he will not, at any time during the period from the Effective Date through the end of the 12-month period immediately following the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than in the performance of services to APP or the Company, any Confidential Information (as hereinafter defined). As used herein, “Confidential Information” means non-public information about APP and/or the Company of any kind, nature or description, including, but not limited to, any proprietary knowledge, trade secrets, data, formulae, employee data, and client and customer lists and all documents, papers, resumes and records (including computer records) which is disclosed to or otherwise known to Consultant as a direct or indirect consequence of his association with APP and his association with the Company in the context of and subsequent to the Merger. Consultant acknowledges that such Confidential Information is specialized, unique in nature and of great value to APP and/or the Company and that such information gives APP and/or the Company a competitive advantage in the operation of the Business (as such term is defined in that certain Non-Competition Agreement, of even date herewith, by and between Parent and Consultant). Confidential Information shall not include information that is (a) the product of Consultant’s general knowledge, education, training and/or experience obtained prior to his employment with APP or without the benefit of any non-public information of APP or the Company; (b) generally known and/or used by persons with the general knowledge, education, training and/or experience comparable to that of Consultant; (c) common knowledge in the industry; or (d) otherwise legally in the public domain through no fault of Consultant or the wrongdoing of any other party.

6. ENFORCEABILITY OF COVENANTS.

a. Reasonableness of Restrictions. Consultant and the Company hereby acknowledge and agree that the restrictions set forth in Section 5 of this Agreement are reasonable in light of Consultant’s relationship of trust and confidence within the Company and are reasonable and necessary to protect the legitimate interests of the Company. Both Consultant and the Company intend that each of these restrictions shall be enforceable to the maximum extent allowed by law.

b. Enforcement of Restrictions. If, at the time of enforcement of any of the provisions of this Agreement, a court shall hold that the duration or scope of the restrictions stated therein are unreasonable under circumstances then existing, Consultant and the Company agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained therein to cover the maximum duration or scope permitted by law.

7. BOARD RIGHT. Parent and the Company shall take all reasonable actions necessary to appoint and maintain Consultant as a director of the Company from and after the Effective Date through June 30, 2011. Parent and the Company shall ensure that, so long as Consultant serves as a director of the Company, the Company’s certificate of incorporation or comparable organizational document shall include customary provisions regarding director indemnification and exculpation to the fullest extent permissible under Delaware law and maintenance of directors’ and officers’ insurance.

8. EFFECTIVE DATE OF THE AGREEMENT. This Agreement shall be effective upon the Closing (as defined in the Merger Agreement) of the Merger (such date, the “Effective Date”). Should the Merger Agreement terminate for any reason, this Agreement shall be void and of no force and effect.

9. GENERAL PROVISIONS.

a. Relationship of the Parties. Nothing contained in this Agreement shall be deemed to render the relationship between the Parties hereto as that of employer and employee and neither Party shall hold itself out as such. The relationship of the Parties shall not give rise to any fiduciary duties on the part of Consultant. The Company and Parent acknowledge that Consultant is the Chairman and Chief Executive Officer of Abraxis BioScience, Inc. (“Abraxis”) and, in that capacity, has employment obligations and fiduciary duties to Abraxis and its stockholders and that such obligations and duties shall take priority over his duties and responsibilities hereunder or as a director of the Company. The Company and Parent further agree and acknowledge that, nothing herein shall require Consultant to, and Consultant’s duties as a director of the Company shall not require Consultant to, take any action (or not take any action) or provide any Consulting Services hereunder to the extent that doing so (or failing to do so) would, in the reasonable judgment of Consultant, be inconsistent with Consultant’s obligations and duties to Abraxis or its stockholders. The Parent and the Company hereby fully waive any claim or cause of action they or any of their controlled affiliates may at any time have against Consultant or any of his affiliates resulting from or arising out of the provision of (or any failure to provide) Consulting Services hereunder, except for claims or causes of action based on willful misconduct or gross negligence. The Company and the Parent hereby covenant not to sue or pursue any other legal or equitable action against, or to permit any of their controlled affiliates to sue or pursue any other legal or equitable action against, Consultant or any of his affiliates resulting from or arising out of the provision of (or any failure to provide) Consulting Services hereunder, except in respect of willful misconduct or gross negligence.

b. Corporate Opportunities. The Parent and the Company, on behalf of themselves and their respective affiliates, hereby renounce any interest or expectancy in, or in being offered an opportunity to participate in, a Corporate

Opportunity of which Consultant becomes aware, such that Consultant and his affiliates (i) shall have no duty to communicate, or present a Corporate Opportunity to the Parent or the Company or any of their respective affiliates, shall have the right to hold any Corporate Opportunity for his or his affiliates’ own account, or to recommend, assign or otherwise transfer a Corporate Opportunity to persons other than the Parent or the Company or any of their respective affiliates, and (ii) shall not be liable to the Parent or the Company or any of their respective affiliates or any of their respective shareholders by reason of the fact that any of them pursues or acquires such Corporate Opportunity for himself or itself, directs, sells, assigns or otherwise transfers a Corporate Opportunity to another person, or does not communicate information regarding a Corporate Opportunity to the Company or Parent or any of their respective affiliates.

“Corporate Opportunity” means an investment or business opportunity or prospective economic or competitive advantage in which the Company or Parent or any of their respective affiliates could have an interest or expectancy.

c. Indemnification. The Company and Parent, jointly and severally, agree to indemnify Consultant and his affiliates against any legal fees, judgments, settlements, costs of investigation and/or other reasonable expenses, which are actually and reasonably incurred by Consultant or his affiliates in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising as a result of his provision of (or any failure to provide) Consulting Services under the terms of this Agreement (an “Action”), provided that Consultant’s activities giving rise to the Action for which he or his affiliate is seeking indemnification did not constitute willful misconduct or gross negligence.

d. Assignment. Consultant shall neither assign any rights nor delegate any personal duties under this Agreement. This Agreement may be assigned to any successor of the Company or Parent, as applicable.

e. Remedies. Consultant agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by Consultant, and that, in addition to all other remedies, the Company and Parent shall each be entitled to specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach.

f. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or the Company:

     Fresenius SE

     61346 Bad Homburg v.d.H.

     Germany

     Attn: General Counsel

     Facsimile: +49 6172 608 5017

     Telephone: +49 6172 608 2333

with a copy to:

     Skadden, Arps, Slate, Meagher & Flom (UK) LLP

     40 Bank Street

     Canary Wharf

     London E14 5DS

     England

     Attention: Scott V. Simpson, Esq.

                      Michal Berkner, Esq.

     Facsimile: +44 (0) 207 519 7070

     Telephone: +44 (0) 207 519 7000

(b) if to Consultant:

     Dr. Patrick Soon-Shiong

     11755 Wilshire Blvd., Suite 2000

     Los Angeles, CA 90025

     Facsimile: +1 (310) 405-7588

g. Modification/Waiver. This Agreement may not be modified or waived in whole or in part except in writing signed by each of the Parties. A waiver of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, or of any other term or condition of this Agreement.

h. Governing Law; Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts of law rules. Any action arising under or concerning the enforcement of this Agreement must be brought exclusively in the state or federal courts located in the State of California.

i. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and which together shall constitute one and the same Agreement.

j. Entire Agreement. This Agreement is complete and embraces the entire understanding of and between the Parties, all prior understandings of or in connection with the subject matter contained herein, either oral or written, having been merged herein or canceled. No representations have been made by the Company or Parent except those expressly set forth herein.

By signing in the spaces provided below, the Parties have executed this Agreement as of the date first written above.

CONSULTANT

/s/ Dr. Patrick Soon-Shiong
Dr. Patrick Soon-Shiong

FRESENIUS KABI PHARMACEUTICALS HOLDING, LLC

By:	/s/ G. Steen
Name: G. Steen
Title: Authorized Signatory

FRESENIUS SE

By:	/s/ Dr. U.M. Schneider
Name: Dr. U.M. Schneider
Title: President and CEO

By:	/s/ St. Sturm
Name: St. Sturm
Title: CFO

[Signature page to Consulting Agreement]